EX-99-(j)

Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
CitiFunds Institutional Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
December 22, 2006